Exhibit 10.24

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

ROYALTY AND REVENUE ASSIGNMENT AGREEMENT

This Royalty and Revenue Assignment Agreement is dated as of November 7, 2025 (this “Agreement”), by and among Akston Biosciences Corporation, a Delaware corporation (the “Assignor”), and each assignee identified on the signature pages hereto (each, including its successors and assigns, a “Assignee” and collectively the “Assignees”). The Assignor and the Assignees may be referred to herein each as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Article I of this Agreement.

RECITALS

WHEREAS, pursuant to the License Agreement, the Assignor granted the Licensee an exclusive license to the Licensed Intellectual Property to research, develop, make, use, have made, and sell Licensed Products in the Territory in the Field of Use during the Term, and in exchange for such exclusive license, the Licensee has agreed to pay to the Assignor (i) the License Issue Fee, (ii) certain Royalties, and (iii) a predetermined percentage of any Sublicense Revenue received by or on behalf of the Licensee or an Affiliate;

WHEREAS, the Assignor has issued or sold one or more Simple Agreements for Future Equity (SAFEs) to the Assignees in the amounts set forth opposite each Assignee’s name in Exhibit A (each an “Investment” and collectively, the “Investments”) and in connection therewith, the Assignees were granted the right to receive from the Assignor, the Assignor’s rights, title and interest in, and to the above referenced payment obligations that the Licensee has to the Assignor pursuant to the terms set forth in the License Agreement that solely and exclusively relate to the Limited Field of Use; and

WHEREAS, the Assignor and the Assignees desire to enter into this Agreement to govern the terms of the assignment of such payment obligations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Assignor and each Assignee hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the License Agreement.

“Affiliate” has the meaning given to such term in the License Agreement.

“Applicable Revenue Percentage” means, with respect to any date of calculation, the sum of the Revenue Interest (calculated as of such date) of all Assignees.

“Applicable Royalty Percentage” means, with respect to any date of calculation, the sum of the Royalty Interests (calculated as of such date) of all Assignees.

“Applicable Withholding Certificate” means a valid and properly executed IRS Form W-9 (or any applicable successor form) certifying that the applicable Assignee is exempt from U.S. federal withholding Tax, including backup withholding tax, with respect to all payments in respect of the Assigned Receivables.

“Assigned Receivables” means (i) each payment of Royalties that becomes due and payable following the date of this Agreement and (ii) each payment of Revenue that become due and payable following the date of this Agreement. For the sake of clarity, Assigned Receivables shall not include any Excluded Receivables.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by applicable law or regulation to remain closed.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, license, indenture, instrument, arrangement, understanding or agreement, whether written or oral.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to each Assignee by the Assignor concurrently with the execution of this Agreement.

“Excluded Receivables” means any and all amounts received by the Assignor from the Licensee as reimbursement for corporate, research and development, manufacturing activities, or other services (including legal services), performed by, or paid for by, the Assignor on behalf of the Licensee including, without limitation, (a) such amounts contemplated by Section 3.4(b) of the License Agreement and by any of the following agreements by and between the Licensor and Diamune (in each case as each may be amended and/or restated from time to time): (i) that certain Option Agreement dated June 16, 2025 (the “Option Agreement”), (ii) that certain Reimbursement Addendum dated July 31, 2025 (the “Reimbursement Addendum”), (iii) that certain Deferred Payment Agreement dated July 31, 2025 (the “Deferred Payment Agreement”), (iv) that certain Master Services Agreement dated April 24, 2025 (the “Diamune MSA”), (v) any work orders issued pursuant to the terms of the Diamune MSA including (A) that certain Work Order No. 1 dated July 31, 2025 and (B) that certain Work Order No. 2 dated July 31, 2025 ((A) and (B), collectively, the “Diamune Work Orders”), and (vi) any purchase orders or invoices issued by the Assignor to Licensee in connection with any of the foregoing, (b) any sublicense revenue or payments owed or made to the Assignor in accordance with the terms set forth in the License Agreement that relate to uses or activities that are outside the Limited Field of Use, and (c) any amounts payable by the Assignor to The Leona M. and Harry B. Helmsley Trust (the “Helmsley Trust”) including, without limitation, in connection with any agreement now or hereinafter existing between the Assignor and the Helmsley Trust (as such agreements may be amended and/or restated from time to time, the “Helmsley Agreements”).

“Field of Use” has the meaning given to such term in the License Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge of the Assignor” means the actual knowledge of each of the following officers of the Assignor: Todd Zion and Thomas Lancaster.

“License Agreement” means that certain Exclusive License Agreement dated as of June 6, 2025, by and between the Assignor and the Licensee, as may be amended and/or restated form time to time.

“Licensed Intellectual Property” has the meaning given to such term in the License Agreement.

“License Issue Fee” has the meaning given to such term in the License Agreement.

“Licensed Product” has the meaning given to such term in the License Agreement.

“Licensee” means Diamune Therapeutics, Inc., a Delaware corporation, and any successor thereof, as permitted pursuant to the terms of the License Agreement.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Limited Field of Use” means uses or activities related to the prevention of autoimmune diabetes in humans.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Assignor; provided, however, that no result, change, event or effect to the extent resulting from any of the following after the date hereof shall constitute a Material Adverse Effect: (i) any changes in the United States or global economy generally or capital, commodity or financial markets generally; (ii) changes generally affecting the industry in which the Assignor operates, (iii) any contagion event, flood, hurricane, tornado, earthquake, any natural disaster or other acts of God; (v) any changes in GAAP or in any laws, regulations, rules, ordinances, policies or mandates of any Governmental Entity generally applicable to the Assignor; (vi) any actions taken or omitted at the written request of any Assignee; or (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; except, in each case, to the extent such changes have had a disproportionate effect on the Assignor relative to other participants in the industries in which the Assignor operates.

“Net Sales” has the meaning given to such term in the License Agreement.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pro Rata Share” means, with respect to each Assignee, a fraction, the numerator of which equals the sum of such Assignee’s Royalty Interest and Revenue Interest and the denominator of which is the sum of the Applicable Revenue Percentage and the Applicable Royalty Percentage.

“Respective Receivables” means, as to each Assignee, such Assignee’s Pro Rata Share of the Assigned Receivables.

“Revenue” means the sum of the License Issue Fee (if and as owed by the Licensor pursuant to the terms of the License Agreement) and the Sublicense Revenue Payments, in each case that solely and exclusively relate to, and are derived from, uses or activities in the Limited Field of Use.

“Revenue Interests” means, with respect to each Assignee, the percentage set forth on Exhibit A opposite each Assignee’s name under the column entitled “Revenue Percentage”.

“Revenue Payments” all of the Assignor’s right, title and interest to (i) all of the payments of Revenue to the Assignor by the Licensee under Section 3.2 and Section 3.4(a) of the License Agreement and (ii) any interest payments to the Assignor under Section 3.5(a) of the License Agreement assessed on any payments described in the foregoing clause (i).

“Royalties” has the meaning given to such term in the License Agreement provided that such Royalties shall be limited to Net Sales of Licensed Products that solely and exclusively relate to the Limited Field of Use.

“Royalty Interest” means, with respect to each Assignee, the percentage set forth on Exhibit A opposite each Assignee’s name under the column entitled “Royalty Percentage”.

“Royalty Payments” means all of the Assignor’s right, title and interest to (i) all payments of Royalties to the Assignor under Section 3.3 of the License Agreement; (ii) any other payments to the Assignor under the License Agreement, solely to the extent such payments are in lieu of the payments set forth in the foregoing clause (i); and (iii) any interest payments to the Assignor under Section 3.5(a) of the License Agreement assessed on any payments described in the foregoing clauses (i) or (ii), in each case of the foregoing (i), (ii) or (iii), less any Required Reductions.

“Royalty Reports” means the quarterly reports deliverable by the Licensee to the Assignor pursuant to Section 3.5(a) of the License Agreement provided that such reports shall only detail Royalties as defined in this Agreement.

“Required Reductions” means any (i) off-set, set-off, counterclaim, adjustment, credit, reduction, modification, reconciliation or deduction by contract or otherwise made to the Royalty Payments, proceeds from the sales of bulk drug substance to the Licensee, and all other payments of any kind owed or payable by the Licensor or the Assignor relating to, or resulting from, the Royalty Payments, including, without limitation, any taxes deducted or withheld by the Licensee in accordance with the terms of the License Agreement, (ii) any portion of the Royalty Payments owed by the Assignor or the Licensor to any third party in accordance with the terms of any agreement between the Assignor and such third party, and (iii) any finders’ fee, brokers’ fee, success fee, commissions or any other fee of any kind owed and payable by the Assignor to any third party in accordance with the terms of any agreement by and between the Assignor and such third party as the foregoing relates to the Royalty Payments, the License Agreement or the transactions contemplated thereunder including, without limitation, any commissions owed or payable by the Assignor to any sales representative of the Assignor.

“Sublicense Revenue” has the meaning given to such term in the License Agreement provided that such term shall only mean such Sublicense Revenue that solely and exclusively relates to, and is derived from, uses or activities in the Limited Field of Use.

“Sublicense Revenue Payments” means the payments of a certain percentage of Sublicense Revenue that the Licensee is obligated to pay to the Assignor from time to time in accordance with Section 3.4(a) of the License Agreement (which percentage is currently set at [***]%).

“Tax” or “Taxes” means all U.S. federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge in the nature of a tax, together with any interest, penalties, fines, related liabilities or additions to tax that become payable in respect thereof imposed by any Governmental Entity.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim or refund, amended return and declaration of estimated Tax.

“Term” has the meaning given to such term in the License Agreement.

“Territory” has the meaning given to such term in the License Agreement.

“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time; provided, however, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 5.4 is governed by by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

Section 1.2           Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)           “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)           “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)           “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           references to a Person are also to its permitted successors and assigns;

(e)           definitions are applicable to the singular as well as the plural forms of such terms;

(f)           unless otherwise indicated, references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)           references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)           references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE II

ASSIGNMENT OF THE ASSIGNED RECEIVABLES

Section 2.1          Assignment. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Assignor shall transfer, assign and convey to each Assignee, and each Assignee shall acquire and accept from the Assignor, free and clear of all Liens, all of the Assignor’s right, title and interest in and to such Assignee’s Respective Receivables. It is the intention of the Parties hereto that the transfer, assignment and conveyance of the Assigned Receivables contemplated by this Agreement be, and is, a true, complete, and absolute transfer, assignment and conveyance by the Assignor to the Assignees of all of the Assignor’s right, title and interest in, and to, the Assigned Receivables. Neither the Assignor nor any Assignee intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from any Assignee to the Assignor or a pledge, financing transaction or a borrowing. It is the interest of the Parties hereto that the beneficial interest in, and title to, the Assigned Receivables and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Assignor’s estate in the event of the filing of a petition by or against the Assignor under the Bankruptcy Laws.

Section 2.2          Consideration. The assignments contemplated by this Section 2.1 are being done in connection with, and as a condition to, each Assignee’s Investment. The Parties hereby agree and acknowledge that the Assignor and the Majority-in-Interest (as defined below) shall mutually determine in good faith the portion of each Assignee’s Investment that shall be allocated to the consideration paid by the Assignees for the assignments contemplated herein following the Closing (as defined below). The consideration as determined by the Assignor and the Majority-in-Interest shall be binding on all Parties hereto. Other than for the payment of their Investment, no Assignee shall be obligated to pay any additional amounts to the Assignor in connection with the assignment of each Assignee’s Respective Receivables to each Assignee.

Section 2.3          No Assumed Obligations; Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, each Assignee is acquiring and accepting only such Assignee’s Respective Receivables, and is not assuming any liability or obligation of the Assignor of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise. Except as specifically set forth herein in respect of the Assigned Receivables acquired and accepted hereunder, the Assignees do not, by such acquisition and acceptance, acquire any other contract rights of the Assignor under the License Agreement or any other assets of the Assignor.

ARTICLE III

CLOSING; DELIVERABLES

Section 3.1          Closing. The assignment, transfer and conveyance of the Assigned Receivables shall take place on the date hereof or at such other place, time and date as the Parties hereto may mutually agree (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” At the Closing, each Assignee shall deliver (or cause to be delivered), or shall have already delivered to the Assignor its Investment pursuant to the terms of the SAFEs.

Section 3.2          Deliverables. At the Closing, (i) the Assignor shall deliver to each Assignee a countersigned copy of this Agreement, and (ii) each Assignee shall deliver to the Assignor (a) a countersigned copy of this Agreement, (b) a copy of the wire instructions for such Assignee, (c) to the extent requested by the Assignor, a valid, properly executed Applicable Withholding Certificate certifying that such Assignee is exempt from U.S. federal withholding Tax, including backup withholding Tax, with respect to any and all payments in respect of such Assignee’s Respective Receivables.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1           Representations and Warranties of the Assignor. Except as set forth in the Disclosure Schedule, the Assignor hereby represents and warrants to each Assignee that as of the Closing Date:

(a)           Existence; Good Standing. The Assignor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Assignor is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)          Authorization. The Assignor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignor.

(c)           Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Assignor, and constitutes a valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)           No Conflicts. The execution, delivery and performance by the Assignor of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Assignor, (ii) contravene or conflict with or constitute a default under any law or Judgment binding upon or applicable to the Assignor, except to the extent such contravention, conflict or default would not reasonably be expected to have a Material Adverse Effect, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a default under any other material contract or material agreement binding upon or applicable to the Assignor, except to the extent such contravention, conflict or default would not reasonably be expected to have a Material Adverse Effect.

(e)            Consents. Other than for the consents required from the Licensee and Shady Grove Road Investments, LLC, the execution, delivery and performance by the Assignor of this Agreement, the consummation of any of the transactions contemplated hereby do not require any Consent of any Governmental Entity or other Person, except for such consents, the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect.

(f)           No Litigation. There is no action, suit, investigation or proceeding to which the Assignor is a party pending before any Governmental Entity or, to the Knowledge of the Assignor, threatened that, individually or in the aggregate, would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)          Compliance with Laws. The Assignor is not in violation of and, to the Knowledge of the Assignor, the Assignor is not under investigation with respect to nor has the Assignor been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Assignor, which violation would reasonably be expected to have a Material Adverse Effect.

(h)           License Agreement.

(i)           Attached hereto as Exhibit B is a true, correct and complete copy of the License Agreement.

(ii)          No Other Agreements. Except for the License Agreement, the Option Agreement, the Reimbursement Addendum, the Deferred Payment Agreement, the Diamune MSA, any and all work orders issued in connection with the Diamune MSA from time to time (including, without limitation, the Diamune Work Orders), and the Helmsley Agreements, there are no Contracts between the Assignor (or any predecessor or any Affiliate thereof), on the one hand, and the Licensee (or any predecessor or Affiliate thereof), on the other hand, (A) that relate to the Licensed Products (including the development or commercialization thereof), the Royalty Payments or the Revenue Payments, or (B) that, if breached, canceled or terminated, would reasonably be expected to result in a Material Adverse Effect.

(iii)         Amendments; Waiver. The Assignor has not proposed or received any proposal to amend or waive any provision of the License Agreement.

(iv)        Validity and Enforceability of License Agreement. The License Agreement is in full force and effect and is the legal, valid and binding obligation of the Assignor and, to the Knowledge of the Assignor, the Licensee, enforceable against the Assignor and, to the Knowledge of the Assignor, Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Assignor nor, to the Knowledge of the Assignor, the Licensee is in material, substantial and ongoing breach thereof, and no event is ongoing that with notice or lapse of time would constitute such a material, substantial and ongoing breach by the Assignor or, to the Knowledge of the Assignor, the Licensee, or permit termination, modification or acceleration under the License Agreement. The Assignor and, to the Knowledge of the Assignor, the Licensee have not repudiated any provision of the License Agreement, and the Assignor has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty Payment or Revenue Payments.

(v)        No Waivers or Releases. The Assignor has not released the Licensee, in whole or in part, from any of its future material obligations under the License Agreement. The Assignor has not received from the Licensee any proposal, and has not made any proposal to the Licensee, to amend or waive any material obligations under the License Agreement.

(vi)        No Termination. The Assignor has not (A) given the Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received from the Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement.

(vii)       No Assignments by Licensee. The Assignor has not consented to, and the Assignor has not been notified of, any assignment, delegation or other transfer by the Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Assignor, the Licensee has not assigned or otherwise transferred or granted any liens upon or security interest with respect to any of its rights or obligations under the License Agreement, or any portion of its right, title and interest in and to the Licensed Intellectual Property, in each case, to any Person.

(viii)      No Liens or Assignments by the Assignor. The Assignor has not conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Royalty Payment or Revenue Payments or the License Agreement solely as such relates to the Royalty Payment or Revenue Payments.

(ix)         Title to Royalty Payments and Revenue Payments. The Assignor has good and marketable title to the Royalty Payment and Revenue Payments, free and clear of all Liens. Upon payment of each Assignee’s Investment, such Assignee will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to such Assignee’s Respective Receivables, free and clear of all Liens.

(i)            Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Assignor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(j)            Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Assignor has filed (or caused to be filed) all income and other material Tax Returns required to be filed under applicable law, and all such Tax Returns are true, correct and complete in all material respects and (ii) the Assignor has paid all Taxes required to be paid by the Assignor (including, in each case, in its capacity as a withholding agent), except for any such Taxes that are not yet due. There are no existing Liens for Taxes on the Assigned Receivables (or any portion thereof). There is no action, suit, proceeding, investigation, audit or claim now pending or, to the Knowledge of the Assignor, threatened with respect to any Tax with respect to the Assigned Receivables. The Assignor has not entered into any outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Assigned Receivables.

Section 4.2           Representations and Warranties of the Assignees. Each Assignee, severally and not jointly, hereby represents and warrants to the Assignor that, as of the Closing Date:

(a)           Existence; Good Standing. Such Assignee, if a legal entity, is an entity duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is organized.

(b)           Authorization. Such Assignee has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Assignee.

(c)           Enforceability. This Agreement has been duly executed and delivered by an authorized person of such Assignee and constitutes the valid and binding obligation of such Assignee, enforceable against such Assignee in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)           No Conflicts. The execution, delivery and performance by such Assignee of this Agreement do not and shall not (i) to the extent that the Assignee is an entity, contravene or conflict with the organizational documents of such Assignee, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to such Assignee or (iii) contravene or conflict with or constitute a material default under any material contract or other material agreement binding upon or applicable to such Assignee.

(e)           Consents. No Consent of any Governmental Entity or other Person is required to be done or obtained by such Assignee in connection with (i) the execution and delivery by such Assignee of this Agreement, (ii) the performance by such Assignee of its obligations under this Agreement, or (iii) the consummation by such Assignee of any of the transactions contemplated by this Agreement.

(f)            United States Person. Each Assignee is a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended).

(g)           Investment Experience and Ability to Bear Risk. Each Assignee acknowledges that its Investment and the assignment of each Assignee’s Respective Receivables by the Assignor to such Assignee, involves substantial risk, including the potential loss of the Assignee’s entire Investment. Each Assignee further acknowledges and agrees that there is not guaranty, and neither the Assignor, its Affiliates nor their respective officers, directors, employees, consultants, agents or representatives have made any guaranty of any kind, that the Assignor shall receive any Royalty Payments or Revenue Payments or that the Assignees will receive payment for the Assigned Receivables. Each Assignee has sufficient knowledge and experience in financial or business matters such that such Assignee is capable of evaluating the risks and merits of purchasing its Respective Receivables and protecting his/her/its own interests in connection with its investment. Each Assignee, in making a decision to proceed with this investment, has not relied upon any representations, warranties or agreements, other than those set forth in this Agreement, can bear the economic risk of an investment in the Assignor for an indefinite period of time and can afford to suffer a complete loss thereof.

(h)           No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Assignee, threatened before any Governmental Entity to which such Assignee is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of such Assignee to perform its obligations under this Agreement.

(i)            Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Assignee who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

GENERAL COVENANTS

Section 5.1           Disclosures. None of the Assignees or the Assignor shall, and each Party hereto shall cause its respective Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the Assignor (in the case of any public disclosure proposed to be made by the Assignees) or the Assignees (in the case of any public disclosure proposed to be made by the Assignor) (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the Party hereto required to make the press release or other public announcement or disclosure shall allow the other Parties hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).

Section 5.2            Payments.

(a)           Payments to the Assignees. Each Assignee hereby agrees and acknowledges that the Assignor shall cause the Licensee to pay any Royalty Payments and Revenue Payments owed to the Assignor by the Licensee pursuant to the License Agreement to each Assignee in accordance with the terms set forth in this Agreement. The Assignor shall cause the Licensee to pay to each Assignee its Respective Receivables when such payments are owed and payable by the Licensee to the Assignor in accordance with the terms of the License Agreement. The Assignor shall cause the Licensee to pay each Assignee its Respective Receivables in immediately available funds by check or wire transfer to a bank account designated in writing by each such Assignee to the Assignor from time to time. Each Assignee further agrees and acknowledges that the payment of each Assignee ’s Respective Receivables to each such Assignee is contingent, in the entirety, on such Royalty Payments and the Revenue Payments actually becoming due and payable by the Licensee to the Assignor under the License Agreement.

Section 5.3           Reports.The Assignor shall furnish each Assignee with the following reports: (i) to the extent permitted under the License Agreement or otherwise consented to by the Licensee, a true, correct and complete copy of any Royalty Report (as defined in this Agreement) received by the Assignor from the Licensee in respect of such calendar quarter and (ii) a written report prepared by the Assignor detailing the calculations of the Revenues in respect of such calendar quarter in such form and substance as reasonably determined by the Assignor. In the event the Assignor is unable to deliver any Royalty Report in accordance with clause (i) above, the Assignor shall deliver to each Assignee, in lieu of such Royalty Reports, a certificate signed by the Assignor’s Chief Executive Officer or Chief Financial Officer (or functional equivalent thereof) certifying the total Royalty Payments to be received by the Assignor from the Licensee for the applicable quarter. The Assignor’s calculation of Revenue Payments and Royalty Payments shall be conclusive and binding on each Assignee in all respects. Any reports delivered by the Assignor to the Assignees hereunder shall be deemed Confidential Information of the Assignor and shall be maintained as such by the Assignees in accordance with the terms set forth in Article VI below.

Section 5.4           Preservation of Rights. The Assignor shall not hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in any portion of the License Agreement solely as such relates to the Royalty Payment or Revenue Payments or any of its interest in the Licensed Intellectual Property that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. The Assignor shall not hereafter subject to a Lien, sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Assigned Receivables.

Section 5.5          Further Assurances. Subject to the terms and conditions of this Agreement, the Assignor and each Assignee shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate and give effect to the transactions contemplated by this Agreement. The Assignor and each Assignee agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or give effect to the transactions contemplated by this Agreement.

ARTICLE VI

CONFIDENTIALITY

Section 6.1           Confidentiality. Except as provided in this ARTICLE VI or otherwise agreed in writing by the Parties, the Parties hereto agree that each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any information furnished to it by or on behalf of any other Party (the “Disclosing Party”), pursuant to or in connection with this Agreement, including the negotiation thereof (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)           was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)           is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference to the Confidential Information; or

(e)           is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

For the sake of clarity, the License Agreement and the terms and conditions set forth therein shall be deemed Confidential Information of the Assignor in all respects and each Assignee shall hold and maintain the License Agreement and its terms in confidence in accordance with the terms set forth in this ARTICLE VI.

Section 6.2            Authorized Disclosure.

(a)           A Party to this Agreement may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i)          prosecuting or defending litigation;

(ii)         complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)        complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)        for regulatory, Tax or customs purposes;

(v)         for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi)        disclosure to its Affiliates on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vii)       regarding the terms and conditions of the License Agreement or this Agreement, to the Receiving Party’s legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors who are obligated to keep such information confidential), provided that the Receiving Party will be responsible for any disclosure of Confidential Information by any such Person inconsistent with the confidentiality obligations owed by the Receiving Party hereunder.

(b)           Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 6.2(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.

ARTICLE VII

TERMINATION

Section 7.1           Grounds for Termination. This Agreement may be terminated at any time (including prior to the Closing) by mutual written agreement of the Assignor and the Assignees representing a majority in interest of the Royalty Interest and Revenue Interest held by all Assignees (the “Majority-in-Interest”).

Section 7.2           Survival. Notwithstanding anything to the contrary in this ARTICLE VII, the following provisions shall survive termination of this Agreement: Section 5.1 (Disclosures), ARTICLE VI (Confidentiality), Section 7.2 (Survival) and ARTICLE VIII (Miscellaneous). Termination of this Agreement shall not relieve any Party of liability in respect of breaches under this Agreement by any Party on or prior to termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.1           Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party hereto in accordance with this Section 8.1.

If to:	Address:

Assignor	Akston Biosciences Corporation
100 Cummings Center, Suite 454C
Beverly, MA 01915
Attention: Todd C. Zion, President and Chief Executive Officer
Email: [***]

with a copy to (which shall not constitute notice):	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Stephanie Richards and Joseph Flynn
Email: [***]

Assignees	As to each Assignee, the address and email address specified below such Party’s name on Exhibit A.

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 8.2           Expenses. Each Party to this Agreement shall bear its own expenses and fees (including legal fees) relating to the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby and thereby.

Section 8.3           Assignment.

(a)           The Assignor shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Majority-in-Interest, except that the Assignor may, without the consent of the Assignees, assign its rights and delegate its obligations under this Agreement to any Affiliate or any other Person into which it may merge, with which it may consolidate or to which it may sell all or substantially all of its assets or all of the business to which this Agreement relates.

(b)           No Assignee shall, without the prior written consent of the Assignor (which shall not be unreasonably delayed, conditioned or withheld) assign any of its rights and delegate any of its obligations under this Agreement.

(c)           Each Party shall give written notice to the other Parties of any assignment permitted by this Section 8.3 promptly (and in any event within five (5) Business Days) after the occurrence thereof. The Assignor shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or take any other action in connection with any such assignment by any Assignee.

(d)           This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 8.3 shall be null and void.

Section 8.4            Amendment and Waiver.

(a)          This Agreement may be amended, modified or supplemented only in a writing signed by the Assignor and the Majority-in-Interest, provided that if any amendment, modification or supplement materially and adversely affects an Assignee in a disproportionate manner to the effect on the other Assignees, then the consent of such disproportionally affected Assignee shall be required for such amendment, modification or supplement. Any provision of this Agreement may be waived only in a writing signed by the Parties hereto granting such waiver.

(b)           No failure or delay on the part of any Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.5           Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the Parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 8.6          No Third Party Beneficiaries. This Agreement is for the sole benefit of the Assignor and each Assignee and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 8.7           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.8            Jurisdiction; Venue.

(a)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY MASSACHUSETTS STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN SUFFOLK COUNTY, MASSACHUSETTS, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND EACH BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH MASSACHUSETTS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH MASSACHUSETTS STATE AND FEDERAL COURTS. EACH ASSIGNEE AND THE ASSIGNOR AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON SUCH BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.1 HEREOF.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY MASSACHUSETTS STATE OR FEDERAL COURT. EACH BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.9          Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any Party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 8.10          Specific Performance. Each of the Parties acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to seek any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 8.11          Independent Contractors. The Parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of any other.

Section 8.12          Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 8.13          No Partnership. Nothing contained herein shall be deemed to constitute the Assignor and any Assignee as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

ASSIGNOR:

AKSTON BIOSCIENCES CORPORATION

By:	/s/ Todd C. Zion
Name: Todd C. Zion
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

ASSIGNEE:

By:	/s/ Todd C. Zion
Name: Todd C. Zion

By:	/s/ Willard Umphrey
Name: Willard Umphrey

By:	/s/ Annalee Abelson
Name: Annalee Abelson
Entity: Stuart B. Abelson 2012 Irrevocable Trust
Title: Trustee

By:	/s/ Peter Miller
Name: Peter Miller
Entity: Stuart B. Abelson 2012 Irrevocable Trust
Title: Trustee

Exhibit A

Royalty Interest

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Exhibit B

License Agreement

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